Exhibit 5

December 6, 2004

Caterpillar Inc.
100 N.E. Adams St.
Peoria, IL 61629

Ladies and Gentlemen:

        This opinion is in connection with the Registration Statement filed on Form S-4 (the "Registration Statement") filed by Caterpillar Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") for registration under the Securities Act of 1933 (the "Act") of up to $500,000,000 aggregate principal amount of Debentures due 2035 (the "New Debentures") in connection with the Company's offer to exchange its outstanding 9 3/8% Debentures due March 15, 2021 and 8% Debentures due February 15, 2023 (together the "Old Debentures") into New Debentures.

        I have examined copies of such corporate records and documents and made such inquiries as I have deemed necessary for purposes of rendering the opinion set forth.

        Based upon the foregoing, in my opinion, when the Registration Statement becomes effective under the Act and the New Debentures have been duly established so as not to violate any applicable law or agreement or instrument binding on the Company, and upon due execution, authentication and delivery of the New Debentures in exchange for Old Debentures as contemplated in the Registration Statement, the New Debentures will be valid and binding obligations of the Company, limited by fraudulent transfer, bankruptcy, insolvency or similar laws affecting creditor's rights generally and the availability of equitable remedies may be limited by equitable principles of general applicability.

        This opinion is limited to the federal laws of the United States of America, the laws of the State of Illinois and the corporate law of the State of Delaware.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Validity of the New Debentures" in the related prospectus. My consent to such reference does not constitute a consent under Section 7 of the Act, and in consenting to such reference I have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and registration of the Commission thereunder.

Sincerely,
/s/ SEAN X. MCKESSY Sean X. McKessy Securities Counsel

SXMcKessy
Legal - AB7310
Phone: 309-675-1094
Fax: 309-675-6620
email: mckessysx@cat.com